Exhibit 10.20

CVR ENERGY, INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), made as of the 31st day of December, 2015 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of Performance Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant of Performance Units.

1.1.    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, an award of 3,500 Performance Units (the “Award”), on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, each Performance Unit subject to the Award that has not been forfeited pursuant to Section 3(b) prior to the Payment Date (as defined below) represents the right of the Grantee to receive, on such Payment Date, a cash payment equal to $1,000 multiplied by the applicable Performance Factor as determined pursuant to Section 2.

1.2.    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.    Performance Conditions.

(a)With respect to the Award, the following performance conditions shall be applied during the period beginning on January 1, 2016 and ending on December 31, 2016 (the “Performance Cycle”) to determine the applicable Performance Factor (as set forth below):

i.
75% of the Performance Units attributable to the Award shall be subject to a performance objective relating to crude throughput (the “Throughput Objective”), with a target level of attaining crude throughput of an average of 188,572 barrels per day during the Performance Cycle;

ii.	25% of the Performance Units attributable to the Award shall be subject to a performance objective relating to gathered crude (the “Gathered Crude

Objective” and, together with the Throughput Objective, the “Performance Objectives”), with a target level of attaining an average of 67,229 gathered crude barrels per day during the Performance Cycle.

(b)In accordance with Section 9.3(b) of the Plan and as hereby approved by the Committee, the Performance Objectives will be adjusted to reflect the effects of extraordinary items, unusual or infrequently occurring events and the impact of specified corporate transactions (including without limitation, (i) board-directed actions, such as debt or equity offerings, (ii) third party actions, such as operational outages or disruptions caused by third parties, loss of power outside battery limits, loss of third party pipeline capacity or apportionment of such capacity, or loss of or limitations to rail access, or (iii) acts of God, floods, storms, earthquakes, terrorism, military operations, national emergencies, imposition of new governmental laws or regulations, strikes or labor disturbances, or any other cause beyond the reasonable control of the Company); provided that any adjustment under this Section 2(b) shall be permitted only to the extent allowed under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation.

(c)The Performance Factor will apply separately to the Performance Units subject to each Performance Objective and will be determined as follows:

Level of Attainment of Applicable Performance Objective		Performance Factor
Equal to or Greater Than	But Less Than
0%	65%	0%
65%	75%	70%
75%	80%	80%
80%	85%	85%
85%	90%	90%
90%	110%	100%
110%	N/A	110%

(d)    As soon as reasonably practicable after the Company’s performance results for the applicable Performance Cycle are known, but in any event on or before March 1, 2017, the Committee shall determine and certify the extent to which the Performance Objectives were achieved and what the Performance Factor is for the Performance Units subject to each Performance Objective (the date of such certification, the “Certification Date”).

3.    Termination of Employment.

(a)    In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to the applicable Payment Date (i) by reason of his death or Disability, (ii) by the Company, a Subsidiary or a Division other than for Cause, or (iii) by the Grantee’s resignation for Good Reason, all Performance Units with respect to which such Payment Date has not yet occurred will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.1, will be paid pursuant to Section 4; provided that any amounts due to the Grantee by application of clause (ii) or (iii) of this Section 3(a) shall be pro-rated based on the number of days the Grantee is employed with the Company, a Subsidiary or Division during the Performance Cycle. For the avoidance of doubt, any amounts due to the Grantee by application of clause (i) of this Section 3(a) shall not be subject to pro-ration.

(b)    In the event that the Grantee’s employment is terminated for a reason other than one described in Section 3(a) above, all Performance Units with respect to which a Payment Date has not yet occurred shall be forfeited immediately upon the Grantee’s termination of employment.

(c)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.    Payment Date.

Within five days following the Certification Date, the Company will deliver to the Grantee the payment amount described in Section 1.1 in respect of each Performance Unit covered by the applicable Award that has not been forfeited and with respect to which the Committee makes its determination pursuant to Section 2(c) as of such Certification Date (such payment date, the “Payment Date”).

5.    Non-transferability.

The Performance Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.    No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.    Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Performance Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.    Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.    Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.    Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.    Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.    Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.    Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ John R. Walter	/s/ John J. Lipinski
By: John R. Walter	Name: John J. Lipinski
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Performance Unit Agreement]